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                                                                     EXHIBIT 5.1



                               OPINION OF COUNSEL

                                November 22, 2000


Re:   JDS Uniphase Corporation
      Amended and Restated 1993 Flexible Stock Incentive Plan
      1999 Canadian Employee Stock Purchase Plan

Ladies and Gentlemen:

        I have examined the Registration Statement on Form S-8 filed by JDS Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on November 22, 2000 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 46,331,365 shares of the Company's common stock, $.001 par value (the "Common Stock"), which will be issuable under the above-referenced plans (the "Plans").

        As counsel to the Company, I have examined the proceedings taken by the Company in connection with the registration of the shares of the Common Stock under the Plans.

        It is my opinion that, when issued and outstanding pursuant to the terms of the Plans, the shares of Common Stock will be legally and validly issued, fully paid and non-assessable.

        I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Christopher S. Dewees

Corporate Counsel



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